Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME 5 LTD PARTNERSHIP
filed 1996-04-09
CIK 799175

                          AMERICAN INCOME PERTNERS II



                     American Income 5 Limited Partnership


               Annual Report to the Partners, December 31, 1995

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                                                                   Page
                                                                                                                  ------
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

        For each of the five years in the period ended December 31, 1995:



         Summary of
         Operations                   1995               1994               1993                1992               1991
- --------------------------       --------------     -------------       -------------      -------------      -------------
Lease revenue                    $   1,344,928      $   1,620,482       $   1,667,341      $   1,959,679      $   3,033,909

Net income (loss)                $     236,296      $     518,222       $     521,698      $     228,943      $    (198,802)

Per Unit:
     Net income (loss)           $        3.28      $        7.20       $        7.24      $        3.18      $       (2.76)

     Cash distributions          $       12.50      $       20.63       $       24.37      $       27.50      $       33.75


          Financial
          Position
- --------------------------
Total assets                     $   3,194,081      $   4,136,773       $   5,952,418      $   7,255,173      $   9,613,256

Total long-term
     obligations                 $      82,037      $     356,174       $   1,113,947      $   1,143,421      $   1,592,732

Partners' capital                $   2,657,119      $   3,321,012       $   4,288,101      $   5,521,771      $   7,273,244


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview
- --------

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


Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


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




                                                        /s/ ERNST & YOUNG LLP
                                                        ERNST & YOUNG LLP



Boston, Massachusetts
March 12, 1996

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1995 and 1994


                                                                           1995                               1994
                                                                       ------------                       ------------
ASSETS
- ------
Cash and cash equivalents                                              $    244,878                       $    309,548

Rents receivable, net of allowance for
     doubtful accounts of $20,000                                            19,700                                 --

Accounts receivable - affiliate                                             200,698                             94,241

Equipment at cost, net of accumulated depreciation of
     $10,098,320 and $9,749,836 at December 31, 1995
     and 1994, respectively                                               2,728,805                          3,732,984
                                                                       ------------                       ------------
         Total assets                                                  $  3,194,081                       $  4,136,773
                                                                       ============                       ============

LIABILITIES AND PARTNERS' CAPITAL
- ---------------------------------
Notes payable                                                          $     82,037                       $    356,174
Accrued interest                                                                953                              1,263
Accrued liabilities                                                          20,000                             15,500
Accrued liabilities - affiliate                                               5,954                              4,328
Deferred rental income                                                      247,980                            168,438
Cash distributions payable to partners                                      180,038                            270,058
                                                                       ------------                       ------------
         Total liabilities                                                  536,962                            815,761
                                                                       ------------                        -----------
Partners' capital (deficit):
     General Partner                                                       (129,850)                          (123,211)
     Limited Partnership Interests
     (71,295 Units; initial purchase
     price of $250 each)                                                  2,786,969                          3,444,223
                                                                       ------------                        -----------
         Total partners' capital                                          2,657,119                          3,321,012
                                                                       ------------                        -----------
         Total liabilities and partners' capital                       $  3,194,081                       $  4,136,773
                                                                       ============                       ============

                The accompanying notes are an integral part of
                          these financial statements.

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
             for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993
                                                         --------------            --------------            --------------
Income:

     Lease revenue                                        $   1,344,928             $   1,620,482             $   1,667,341

     Interest income                                             12,280                    24,043                    18,745

     Gain on sale of equipment                                   42,450                    75,189                   139,518
                                                         --------------            --------------            --------------
              Total income                                    1,399,658                 1,719,714                 1,825,604
                                                         --------------            --------------            --------------

Expenses:

     Depreciation                                             1,004,179                 1,004,180                 1,073,171

     Interest expense                                            13,598                    54,762                    72,724

     Equipment management fees - affiliate                       67,246                    81,024                    83,368

     Operating expenses - affiliate                              78,339                    61,526                    74,643
                                                         --------------            --------------            --------------
              Total expenses                                  1,163,362                 1,201,492                 1,303,906
                                                         --------------            --------------            --------------

Net income                                               $      236,296            $      518,222            $      521,698
                                                         ==============            ==============            ==============

Net income
     per limited partnership unit                        $         3.28            $         7.20            $         7.24
                                                         ==============            ==============            ==============
Cash distributions declared
     per limited partnership unit                        $        12.50            $        20.62            $        24.37
                                                         ==============            ==============            ==============

                The accompanying notes are an integral part of
                          these financial statements.

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                  STATEMENT OF CHANGES IN PARTNERS' CAPITAL
             for the years ended December 31, 1995, 1994 and 1993

                                                  General                     Limited Partners
                                                  Partner              -------------------------------
                                                   Amount                 Units              Amount               Total
                                              -------------            ---------          ------------          -----------
Balance at December 31, 1992                  $   (101,203)               71,295          $ 5,622,974           $ 5,521,771

Net income - 1993                                    5,217                    --              516,481               521,698

Cash distributions declared                        (17,554)                   --           (1,737,814)           (1,755,368)
                                              -------------            ---------          ------------          -----------
Balance at December 31, 1993                      (113,540)               71,295            4,401,641             4,288,101

Net income - 1994                                    5,182                    --              513,040               518,222

Cash distributions declared                        (14,853)                   --           (1,470,458)           (1,485,311)
                                              -------------            ---------          ------------          -----------
Balance at December 31, 1994                      (123,211)               71,295            3,444,223             3,321,012

Net income - 1995                                    2,363                    --              233,933               236,296

Cash distributions declared                         (9,002)                   --             (891,187)             (900,189)
                                              -------------            ---------          ------------          -----------
Balance at December 31, 1995                  $    (129,850)              71,295          $  2,786,969          $ 2,657,119
                                              =============            =========          ============          ===========


                The accompanying notes are an integral part of
                          these financial statements.

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
             for the years ended December 31, 1995, 1994 and 1993

                                                              1995                      1994                       1993
                                                          ------------             --------------             -------------
Cash flows from (used in) operating activities:
Net income                                                $    236,296             $      518,222             $     521,698

Adjustments to reconcile net income
 to net cash from operating activities:
     Depreciation                                             1,004,179                 1,004,180                 1,073,171
     Gain on sale of equipment                                  (42,450)                  (75,189)                 (139,518)
     Decrease in allowance for doubtful accounts                     --                   (20,000)                  (12,000)

Changes in assets and liabilities
     Decrease (increase) in:
         rents receivable                                       (19,700)                   57,151                    37,845
         accounts receivable - affiliate                       (106,457)                   57,453                   (86,442)
     Increase (decrease) in:
         accrued interest                                          (310)                  (36,506)                  (15,860)
         accrued liabilities                                      4,500                      (347)                   (6,653)
         accrued liabilities - affiliate                          1,626                    (2,201)                   (9,406)
         deferred rental income                                  79,542                    83,298                    82,327
                                                           ------------            --------------             -------------
              Net cash from operating activities              1,157,226                 1,586,061                 1,445,162

Cash flows from investing activities:
     Proceeds from equipment sales                               42,450                    75,189                   187,043
                                                           ------------            --------------             -------------
              Net cash from investing activities                 42,450                    75,189                   187,043
                                                           ------------            --------------             -------------
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                     --                        --                   341,373
     Principal payments - notes payable                        (274,137)                 (757,773)                 (370,847)
     Distributions paid                                        (990,209)               (1,620,338)               (1,845,387)
                                                           ------------            --------------             -------------
              Net cash used in financing activities          (1,264,346)               (2,378,111)               (1,874,861)
                                                           ------------            --------------             -------------
Net decrease in cash and cash equivalents                       (64,670)                 (716,861)                 (242,656)

Cash and cash equivalents at beginning of year                  309,548                 1,026,409                 1,269,065
                                                           ------------            --------------             -------------
Cash and cash equivalents at end of year                   $    244,878            $      309,548             $   1,026,409
                                                           ============            ==============             =============

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                $     13,908            $       91,268            $       88,584
                                                           ============            ==============            ==============

                The accompanying notes are an integral part of
                          these financial statements.

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $3,644,556 are due as follows:

        For the year ending December 31, 1996            $    831,027
                                         1997                 765,294
                                         1998                 765,294
                                         1999                 765,294
                                         2000                 517,647
                                                         ------------
                                         Total           $  3,644,556
                                                         ============

        Future minimum rents include lease revenue to be generated from a renegotiated and extended renewal agreement with Northwest Airlines, Inc. The renewal agreement will generate annual rental income to the Partnership of approximately $540,000 each year through December 31, 1999, and approximately $405,000 during the year ended December 31, 2000.

        Revenue from major individual lessees which accounted for 10% or more of lease revenue during each of the past three years is as follows:

                                                              1995                      1994                       1993
                                                          -------------             -------------             -------------
Northwest Airlines, Inc.                                  $     799,020             $     928,800             $     883,440
United Technologies Corporation                           $     342,995             $     422,374             $     425,923
Comair, Inc.                                              $     143,325                        --                        --


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

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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

Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

Depreciation
- ------------

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

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

                       Notes to the Financial Statements

                                  (Continued)

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities-Affiliate.(See Note 4.)

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit
- ------------------------------------------

        Net income and cash distributions per Unit are based on 71,295 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partner's 1% share of net income and cash distributions.

Provision For Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the aquisition cost of the equipment did not exceed its fair market value.


                                           Lease Term            Equipment
          Equipment Type                    (Months)              at Cost                           Location
- -----------------------------                ------             -----------         --------------------------------------
Aircraft                                       36-60            $ 7,958,361         MN/OH
Flight simulators                                120              4,608,992         CT
Materials handling                             12-60                146,135         CT/GA/NC/TX
Tractors and heavy duty trucks                 24-60                 52,369         CA
Trailers and intermodal containers             36-60                 22,917         IL
Medical                                        12-60                 20,771         WA
Construction and mining                        12-60                 17,580         MA
                                                                -----------

                               Total equipment cost              12,827,125

                           Accumulated depreciation             (10,098,320)
                                                                 ----------

           Equipment, net of accumulated depreciation          $  2,728,805
                                                               ============


                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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

        Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $2,255,000 and a net book value of approximately $493,000 at December 31, 1995.
(See Note 5.)

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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:


                                                               1995                      1994                       1993
                                                          -------------             -------------             -------------
Equipment management fees                                 $      67,246             $      81,024             $      83,368
Administrative charges                                           16,128                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        62,211                    49,526                    59,688
                                                          -------------             -------------             -------------
                                         Total            $     145,585             $     142,550             $     158,011
                                                          =============             =============             =============

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

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

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


NOTE 5 - NOTES PAYABLE
- ----------------------

        Notes payable at December 31, 1995 consisted of one installment note of $82,037 payable to a bank. The installment note is non-recourse, with an interest rate of 6.35% and is collateralized by the equipment and assignment of the related lease payments. The installment note will be fully amortized by noncancellable rents in the year ending December 31, 1996.


NOTE 6 - INCOME TAXES
- ---------------------

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

        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                               1995                      1994                       1993
                                                          -------------             -------------             -------------
Net income                                                $     236,296             $     518,222             $     521,698

     Financial statement depreciation
         in excess of tax depreciation                        1,004,178                 1,004,180                 1,073,171
     Prepaid rental income                                       80,476                    83,298                    82,327
     Other                                                           --                   (21,281)                   87,760
                                                          -------------             -------------             -------------
Net income for federal income
     tax reporting purposes                               $   1,320,950             $   1,584,419             $   1,764,956
                                                          =============             =============             =============

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                1995                               1994
                                                                           -------------                      -------------
Partners' capital                                                          $   2,657,119                      $   3,321,012

Add back selling commissions and
     organization and offering costs                                           2,082,616                          2,082,616

Financial statement distributions
     in excess of tax distributions                                                1,800                              2,701

Cumulative difference between federal income
     tax and financial statement income (loss)                                (2,610,158)                        (3,694,812)
                                                                           -------------                      -------------
Partners' capital for federal income
     tax reporting purposes                                                $   2,131,377                      $   1,711,517
                                                                           =============                      =============

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


NOTE 7 - SUBSEQUENT EVENT
- -------------------------

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                               1995                      1994                      1993
                                                          -------------             -------------             -------------
Rents earned prior to disposal
     of equipment, net of interest charges                $     954,082             $     319,445             $   1,844,395

Sale proceeds realized upon
     disposition of equipment                                    42,450                    75,189                   187,043
                                                          -------------             -------------             -------------
Total cash generated from rents
     and equipment sale proceeds                                996,532                   394,634                 2,031,438

Original acquisition cost of
     equipment disposed                                         655,695                   314,837                 1,540,382
                                                          -------------            --------------             -------------
Excess of total cash generated
     to cost of equipment disposed                        $     340,837            $       79,797             $     491,056
                                                          =============            ==============             =============

                     AMERICAN INCOME 5 LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1995

                                                                                     Sales and
                                                           Operations               Refinancings                   Total
                                                       ----------------           ---------------           ---------------
Net income                                             $        193,846           $        42,450           $       236,296

Add back:
     Depreciation                                             1,004,179                        --                 1,004,179
     Management fees                                             67,246                        --                    67,246

Less:
     Principal reduction of notes payable                      (274,137)                       --                  (274,137)
                                                       ----------------           ---------------           ---------------
     Cash from operations, sales
         and refinancings                                       991,134                    42,450                 1,033,584

Less:
     Management fees                                            (67,246)                       --                   (67,246)
                                                       ----------------          ----------------           ---------------
     Distributable cash from operations, sales
         and refinancings                                       923,888                    42,450                   966,338

Other sources and uses of cash:
     Cash at beginning of year                                  309,548                        --                   309,548
     Net change in receivables and accruals                     (40,799)                       --                   (40,799)

Less:
     Cash distributions paid                                   (947,759)                  (42,450)                 (990,209)
                                                       ----------------          ----------------           ---------------
Cash at end of year                                    $        244,878                        --           $       244,878
                                                       ================          ================           ===============

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